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                                                                       EXHIBIT 2
                      AGREEMENT AND PLAN OF REORGANIZATION

         WHEREAS, this Agreement and Plan of Reorganization (the "Agreement") is to effect the reorganization of Bank of North Carolina (the "Bank"), pursuant to which the Bank will become a wholly-owned subsidiary of BNC Bancorp (the "Company"), a new North Carolina bank holding company (the "Reorganization") and the shares of common stock of the Company will be offered in exchange for the shares of common stock of the Bank, pursuant to Section 55-11-02 of the North Carolina General Statutes; and

         WHEREAS, the Boards of Directors of the Bank and the Company believe that this Agreement is fair and equitable to all shareholders.

         NOW, THEREFORE, BE IT RESOLVED, THAT the terms and conditions of the Reorganization, the mode of carrying the same into effect and the manner and basis of exchanging the shares of the Bank for shares of the Company shall be as follows:

I.       Corporate Participants in Reorganization.

         The name of the entity whose shares will be acquired is Bank of North Carolina, a North Carolina-chartered bank having its principal place of business at 831 Julian Avenue, Thomasville North Carolina, 27360, and the name of the acquiring corporation is BNC Bancorp, a North Carolina corporation and a new bank holding company having its principal place of business at 831 Julian Avenue, Thomasville, North Carolina 27360.

II.      Effective Time.

         The Reorganization shall become effective on the date and at the time specified in the Articles of Share Exchange which are filed with the North Carolina Secretary of State as required under Section 55-11-05 of the North Carolina General Statutes (the "Effective Time").

III.     Terms and Conditions of the Reorganization.

         1. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bank shall be acquired by the Company pursuant to the provisions of, and with the effect provided under, Section 55-11-03 and 55-11-06 of the North Carolina General Statutes. At the Effective Time, the corporate existence of the Bank shall continue unimpaired by the Reorganization, and the Bank shall continue its existing business and operations as a wholly-owned subsidiary of the Company. The Bank shall continue to operate under the name Bank of North Carolina and its deposits shall continue to be insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

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         2. At the Effective Time, all of the outstanding shares of common stock of the Bank shall be owned by the Company and the existing shareholders of the Bank shall own all of the outstanding shares of common stock of the Company. All of the existing shareholders of the Bank shall have the right, but not the obligation, to exchange their share certificates representing Bank common stock for share certificates representing Company common stock.

         3. The Board of Directors of the Company is, and at the Effective Time will be Larry L. Callahan, John J. Collett, Jr., Joseph M. Coltrane, Jr., W. Groome Fulton, Jr., Lloyd M. Higgins, M.D., W. Swope Montgomery, Jr., Lenin J. Peters, M.D., Thomas R. Smith, CPA, Colon E. Starrett, Robert A. Team, Jr., D. Vann Williford and Richard F. Wood and such persons shall continue in office until their successors have been duly elected and qualified or until their earlier resignation or removal in accordance with the Bylaws of the Company. The executive officers of the Company are, and at the Effective Time will be, W. Swope Montgomery, Jr., President and Chief Executive Officer, David Spencer, Chief Financial Officer, Richard D. Callicutt, II, Executive Vice President, and Richard F. Wood, Corporate Secretary, and such persons shall continue in office until their successors have been duly elected and qualified or until their earlier resignation or removal in accordance with the Bylaws of the Company.

         4. Dixon Odom PLLC will be the independent auditor for the Company for the fiscal year ending December 31, 2002.

         5. Shareholders of the Bank not wishing to exchange shares may be entitled to dissent from the Reorganization and obtain payment of the fair value of their shares under Article 13 of the North Carolina Business Corporation Act.

         6. The consummation of the Reorganization is subject to, among other things, (i) the approval of this Agreement by holders of at least two-thirds (2/3) of the issued and outstanding common stock of the Bank; (ii) the approval of the Reorganization by the Board of Governors of the Federal Reserve System and the receipt of all other necessary regulatory approvals and expiration of all notice and waiting periods required after the granting of any such approval, without any condition or requirement contained in any such approval, which in the reasonable opinion of the Board of Directors of the Bank or the Board of Directors of the Company would so materially adversely affect the business or economic benefits of the Reorganization as to render the consummation of the Reorganization inadvisable or unduly burdensome; (iii) the Bank's receipt of a favorable opinion from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. substantially to the effect that the Reorganization will constitute a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended; and (iv) the registration or qualification for issuance under the Securities Act of 1933, as amended, and applicable state securities laws of the common stock of the Company, except in each case to the extent that the Company relies on an available exemption therefrom.

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IV.      Conversion of Shares.

         The authorized capital stock of the Bank consists of 16,000,000 shares of common stock, $2.50 par value per share, of which 3,231,698 shares are issued and outstanding.

         The authorized capital stock of the Company consists of 80,000,000 shares of common stock, no par value per share, of which one share is issued and outstanding, and 20,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding.

         At the Effective Time, each outstanding share of the common stock of the Bank, by virtue of the Reorganization and without any further action on the part of the shareholders, shall be converted into one share of common stock of the Company (except for shares of those shareholders who exercise dissenters' rights) and the Company will be the holder of all of the outstanding common stock of the Bank (except for shares of those shareholders who exercise dissenter's rights). The previously issued and outstanding share of the common stock of the Company shall be canceled.

V.       Amendment or Termination of Agreement.

         This Agreement may be amended by the Boards of Directors of the Bank and the Company at any time prior to filing Articles of Share Exchange with the North Carolina Secretary of State, notwithstanding approval of this Agreement by the shareholders of the Bank and the Company, provided that no such amendment shall (i) alter or change the amount or kind of shares, securities, obligations, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of the Bank, (ii) waive any of the requirements for a plan of share exchange as set forth in Section 55-11-02 of the North Carolina General Statutes, or (iii) materially and adversely affect the shareholders of the Bank.

         This Agreement may be terminated by the Boards of Directors of the Bank or the Company at any time prior to filing Articles of Share Exchange with the North Carolina Secretary of State, notwithstanding approval of this Agreement by the shareholders of the Bank and the Company, if among other things, (i) any action, suit, proceeding, or claim has been instituted, made or threatened relating to the proposed Reorganization which will make its consummation inadvisable in the opinion of the Board of Directors of the Bank or the Company, or (ii) for any other reason consummation of the Reorganization is inadvisable in the opinion of the Boards of Directors of the Bank or the Company.

         In the event of the termination of this Agreement, there shall be no liability hereunder or on account of such termination on the part of the Bank or the Company or the directors, officers, employees, agents, or shareholders of either of them. The Bank shall pay the fees and expenses incurred in connection with this Agreement and the Reorganization.

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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed under seal on its behalf effective as of the 17th day of September, 2002.

                                        BANK OF NORTH CAROLINA

                                        By:      /s/ W. Swope Montgomery, Jr.
                                           -------------------------------------
Attest:                                 W. Swope Montgomery, Jr.
                                        President and Chief Executive Officer
     /s/ Richard F. Wood
-------------------------------
Richard F. Wood, Secretary

[Corporate Seal]

                                        BNC BANCORP

                                        By:      /s/ W. Swope Montgomery, Jr.
                                           -------------------------------------
Attest:                                 W. Swope Montgomery, Jr.
                                        President and Chief Executive Officer
     /s/ Richard F. Wood
-------------------------------
Richard F. Wood, Secretary

[Corporate Seal]


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